CUMULUS MEDIA INC.
RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT (this “Agreement”) is made effective (the “Grant Date”), between Cumulus Media Inc., a Delaware corporation (the “Company”), and name (the “Recipient”).
WHEREAS, the Company has granted to the Recipient an award of Restricted Stock Units under Section 7 of the Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”); and
WHEREAS, the Restricted Stock Units covered by this Agreement are granted under and subject to the Plan, and any terms used but not defined herein have the same meanings as under the Plan (the Recipient being a “Participant” for purposes of the Plan).
NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:
1.GRANT OF RESTRICTED STOCK UNITS
The Company has granted to the Recipient Restricted Stock Units (the “RSUs”) upon the terms and conditions and subject to all the limitations and restrictions set forth herein and in the Plan, which is incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Recipient acknowledges that the Recipient has received a copy of the Plan. Each RSU represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and in the Plan.
2.PURCHASE PRICE
The purchase price of the RSUs is zero Dollars per share.
3.AWARDS SUBJECT TO ACCEPTANCE OF AGREEMENT.
The RSUs granted hereunder shall be null and void unless the Recipient accepts this Agreement by executing it in the space provided below and returning it to the Company.
4.RIGHTS AS A STOCKHOLDER.
The Recipient shall not have any rights of a Stockholder as a result of receiving the RSUs under this Agreement, including, but not limited to, any right to vote the Common Shares to be issued or transferred hereunder, unless and until (and only to the extent that) the RSUs have vested and the Common Shares thereafter distributed pursuant to Paragraphs 5 and 6 hereof.
5.VESTING OF RESTRICTED STOCK UNITS.
of the RSUs shall be designated as performance-based Restricted Stock Units (the “Performance RSUs”), and shall be designated as time-based Restricted Stock Units (the “Time-Based RSUs”). Subject to the Plan and this Agreement, the RSUs shall vest as follows:
(a)Performance RSUs

(i)General. Except as otherwise provided in this Paragraph 5, the Performance RSUs shall vest to the extent that it has been determined that the applicable EBITDA (as defined below) target for the Performance RSUs (as described below in this subsection) has been achieved during the applicable Performance Year (as defined below), provided that the Recipient has remained in continuous employment with the Company or a Subsidiary from the Grant Date through December 31 of the applicable Performance Year. Such determination shall occur on a date no later than March 15 of the calendar year following the applicable Performance Year (each, a “Determination Date”).
(ii)Performance Metric. Approximately of the Performance RSUs (in each case, a “PSU Tranche”) will be earned (if at all) based on EBITDA achievement during each of the calendar years ending (each, a “Performance Year”). For the Performance Year ending , the EBITDA target is $ (or such other EBITDA target as may be established by the Board for such calendar year). No later than the end of the first calendar quarter of each of the other Performance Years, the applicable EBITDA performance target for such Performance Year shall be determined by the Board and communicated to the Recipient.
(iii) Payout Opportunities. For the each of the PSU Tranches eligible to vest in respect of the Performance Years ending , respectively, if less than percent ( %) of the EBITDA target for the applicable Performance Year is attained, the PSU Tranche that was otherwise eligible to vest in respect of such Performance Year shall be forfeited in its entirety. If at least percent ( %), but less than percent ( %), of the EBITDA target for the applicable Performance Year is attained, then a percentage of the PSU Tranche eligible to vest in respect of such Performance Year shall vest, with the vested percentage to be determined by linear interpolation between percent ( %) attainment of the EBITDA target (in which case percent ( %) of the PSU Tranche eligible to vest in respect of such year will vest) and percent ( %) attainment of the EBITDA target (in which case percent ( %) of the PSU Tranche eligible to vest in respect of such Performance Year will vest). If percent ( %) or more of the EBITDA target for a given Performance Year is attained, the PSU Tranche that was eligible to vest in respect of such Performance Year shall be vested in its entirety.
(iv)Forfeiture Based on Performance. To the extent that any portion of a PSU Tranche is determined not to have vested based on performance achievement as of the applicable Determination Date, such portion of the PSU Tranche shall be forfeited.
(v)EBITDA Definition. For purposes of this Agreement, “EBITDA” shall mean the Company’s earnings before interest, taxes, depreciation and amortization for a fiscal year as determined by the

Committee, and as adjusted to exclude the impact of any extraordinary items as deemed appropriate by the Committee.
(b)Time-Based RSUs. Subject to the terms of Paragraphs 5(c) and (d), of the Time-Based RSUs (an “RSU Tranche”) shall vest on each of the - anniversaries of the Grant Date (each such anniversary, a “Vesting Date”), provided that the Recipient has remained in continuous employment with the Company or a Subsidiary from the Grant Date through such Vesting Date.
(c)Forfeiture; Qualifying Termination. Except as otherwise provided in this Paragraph 5(c) or in Paragraph 5(d), upon a termination of the Recipient’s employment with the Company for any reason or no reason (i) prior to the end of the applicable Performance Year for any PSU Tranche, or (ii) prior to the vesting date for any RSU Tranche, such PSU Tranche or RSU Tranche, as applicable, shall be forfeited. The foregoing notwithstanding, if the Recipient’s employment with the Company terminates by virtue of the Recipient’s (i) termination of employment by the Company without Cause, (ii) termination of employment by the Recipient for Good Reason, (iii) death, or (iv) Disability (upon becoming Disabled, the Recipient’s termination of employment shall occur) (a termination of employment for any of the reasons set forth in the immediately preceding subsections (i) through (iv) to be referred to herein as a “Qualifying Termination”), then fifty percent (50%) of the then-outstanding and unvested RSUs (to the extent not previously forfeited) shall become vested as of the date of the Qualifying Termination; provided, however, that if such Qualifying Termination occurs prior to the first anniversary of the Grant Date, then seventy-five percent (75%) of the then-outstanding and unvested RSUs (to the extent not previously forfeited) shall become vested as of the date of the Qualifying Termination.
(d)Change in Control. Notwithstanding the terms of Paragraphs 5(a), (b) and (c) above, if the Recipient’s employment is terminated by the Company without Cause or by the Recipient for Good Reason, in either instance at any time within the three (3) month period immediately preceding, or the twelve (12) month period immediately following, a Change in Control, one hundred percent (100%) of the RSUs that are otherwise unvested (and have not yet been forfeited) as of the date the employment terminates shall thereafter become vested.
(e)Certain Other Definitions.
(i)For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term under any employment agreement between the Recipient and the Company and, absent any such definition, shall mean the occurrence of any of the following events: (A) the Recipient’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or of an affiliate of the Company, the Recipient’s perpetration or attempted perpetration of fraud, or the Recipient’s participation in a fraud or attempted fraud, on the Company or an affiliate of the Company or the Recipient’s unauthorized appropriation of, or the Recipient’s attempt to misappropriate, any tangible or intangible assets or property of the Company or an affiliate of the Company; (B) the Recipient’s commission of a felony or any other crime the commission of which results in injury to the Company or an affiliate of the Company; (C) the Recipient’s gross negligence or the Recipient’s willful misconduct in the performance of his or her duties to the Company and its affiliates, or a willful failure to perform his or her duties (other than due to physical illness or incapacity); or (D) any material violation of any material restriction to which the Recipient is subject from time to time regarding the disclosure or use of confidential information of the Company or an affiliate, client, customer, prospect, or merger or acquisition target of the Company, or regarding competition with the Company or an affiliate of the Company pursuant to any non-competition obligations to which the Recipient is subject from time to time. If the Recipient ceases to be an employee of the Company and its affiliates for reasons other than Cause at a time when grounds for Cause exist shall be deemed terminated for Cause for purposes of this Agreement. The determination of the Committee as to the existence of Cause shall be conclusive and binding upon the Recipient and the Company.
(ii)For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term under any employment agreement between the Recipient and the Company and, absent any such definition, Good Reason shall mean the occurrence of any of the following events without the Recipient’s consent: (A) a material diminution in the Recipient’s base salary, other than in connection with an across the board reduction affecting the Company’s senior management team; (B) a material diminution in the Recipient’s duties, authority or responsibilities; or (C) a change of greater than fifty (50) miles in the geographic location from which the Recipient primarily performs his or her services on behalf of the Company. The foregoing notwithstanding, no event described above shall constitute Good Reason unless (1) the Recipient gives written notice to the Company specifying the condition or event relied upon for the Good Reason termination within ninety (90) days following the initial existence of such condition or event, (2) the Company fails to cure the event or condition constituting Good Reason within thirty (30) days following receipt of the Recipient’s written notice, and (3) the Recipient actually terminates his or her employment within thirty (30) days after the end of such cure period.
6.SETTLEMENT OF RESTRICTED STOCK UNITS.
(a)Normal Payment Timing. Subject to the terms of the Plan and this Agreement, the RSUs shall be settled in Common Shares. Except as otherwise provided in Paragraph 6(b), certificates representing Common Shares will be delivered to the Recipient:
(i)with respect to Time-Based RSUs, as soon as reasonably practicable following the applicable Vesting Date, but in no event later than the date that is two and one-half (2 ½) months following the end of the calendar year in which the applicable Vesting Date occurs; and
(ii)with respect to Performance RSUs, as soon as reasonably practicable following the applicable Determination Date, but in no event later than the date that is two and one-half (2 ½) months following the end of the applicable Performance Year.
(b)Other Payment Events. Notwithstanding Paragraph 6(a) to the contrary, to the extent any RSUs become vested pursuant to Paragraph 5(c) or Paragraph 5(d), certificates representing the Common Shares subject to such RSUs will be delivered to the Recipient as soon as practicable (but no later than 30 days) following such vesting.
7.WITHHOLDING TAXES.
To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Recipient of Common Shares or any other payment to the Recipient or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Recipient make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Recipient’s benefit is to be received in the form of Common Shares, and the Recipient fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the Recipient is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Recipient may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Recipient, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Recipient. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Recipient’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Paragraph 7 exceed the minimum amount required to be withheld, unless such additional withholding amount is authorized by the Committee.
8.COMPLIANCE WITH APPLICABLE LAW.
The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and stock exchange requirements; provided, however, that, notwithstanding any other provision of the Plan and this Agreement, if the issuance of Common Shares pursuant to this Agreement would result in a violation of any such law or requirement (as reasonably determined by the Committee), the RSUs shall be settled in cash in an amount equal to the Market Value per Share on the applicable payment date multiplied by the number of Common Shares otherwise deliverable in respect of the RSUs then vesting.
9.OTHER FORFEITURE AND RECOUPMENT EVENTS.
If (a) the Recipient breaches any noncompetition, nonsolicitation, and/or assignment of inventions agreement or obligations with the Company, or breaches in any material respect any nondisclosure agreement (each agreement described in this clause (a), a “Protective Agreement”), (b) the Company notifies the Recipient of such breach within one (1) year following the date on which it acquires actual knowledge thereof, and

(c) if applicable, such breach is not cured within the time provided for such cure under such Protective Agreement (it being understood that this clause (c) shall only be a condition to the forfeiture and recoupment described in this Paragraph 9 if the applicable Protective Agreement provides for such a cure period), then, absent a contrary determination by the Board (or its designee) (1) the Recipient shall immediately forfeit to the Company any then-outstanding RSUs granted hereunder, whether vested or unvested, and (2) within ten (10) business days after receiving such notice from the Company (or the end of the cure period described in clause (c), if later), any Common Shares received pursuant to this Award during the two (2) year period prior to the breach of the Protective Agreement shall be subject to Clawback (as described herein).
If, while employed by or providing services to the Company or any Affiliate, the Recipient engages in activity that constitutes fraud or other intentional misconduct and that activity directly results in any financial restatements, then (i) the Recipient shall immediately forfeit to the Company any then-outstanding RSUs, whether vested or unvested, and (ii) within ten (10) business days after receiving notice from the Company, any Common Shares received pursuant to the Award shall be subject to Clawback. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Recipient’s activity and recover damages resulting from such activity.
Further, in the event, while the Recipient is employed by or providing services to the Company or any Affiliate, any activity (other than an activity described in the immediately preceding paragraph, which activity shall be subject to the terms of such immediately preceding paragraph) results in a financial restatement, any Common Shares received pursuant to Performance RSUs granted hereunder shall be subject to Clawback solely to the extent that (i) they would not have vested based on the achievement of the applicable performance goals based on the Company’s financial performance as described in the restated financials and (ii) the restatement is filed within two (2) years after the last day of the financial period that is the subject of the restatement. For the avoidance of doubt, Common Shares shall not be subject to Clawback pursuant to the immediately preceding sentence to the extent that the Company’s financial performance as described in the restated financials is sufficient to achieve the performance-based vesting goals set forth herein with respect to such Performance RSUs at the applicable payout level. To the extent required by Company policy or applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation service on which the Common Shares are listed or quoted, the award granted under this Agreement shall also be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).
With respect to any Common Shares subject to “Clawback” hereunder, the Recipient shall (A) forfeit and pay to Company the entire value realized on the prior sale or transfer of such Common Shares and (B) at the option of the Company, either (x) sell or transfer into the market any of such Common Shares then held by the Recipient and forfeit and pay to Company the entire value realized thereon, or (y) transfer to the Company any such Common Shares for no consideration. The Recipient’s failure to return to the Company any certificate(s) evidencing the Common Shares required to be returned pursuant to this paragraph shall not preclude the Company from canceling any and all such certificate(s) and shares. Similarly, the Recipient’s failure to pay to the Company any cash required to be paid pursuant to this paragraph shall not preclude the Company from taking any and all legal action it deems appropriate to facilitate its recovery.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Recipient from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Recipient is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
10.MISCELLANEOUS PROVISIONS.
(a)Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons, who shall, upon the death of the Recipient, acquire any rights hereunder in accordance with this Agreement or the Plan.
(b)Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by mailing in the United States through the U.S. Postal Service, or (iv) by express courier service, addressed as follows:
To the Company:    Cumulus Media Inc.
            780 Johnson Ferry Road
Suite 500
Atlanta, GA 30342
            Attention: General Counsel

To the Recipient:    [Name
    Aaddress]

or to such other address or addresses where notice in the same manner has previously been given or to the last known address of the party entitled thereto. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
(c)Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.
(d)Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
(e)Transfers. The RSUs granted hereunder shall not be transferable by the Recipient except as the Plan or this Agreement may otherwise provide.
(f)Separability; Reformation. It is intended that any amount payable under this Agreement will be exempt from Section 409A of the Code and regulations and guidance related thereto, and, notwithstanding anything herein to the contrary, all amounts payable hereunder will be paid within the short-term deferral period for purposes of Section 409A of the Code, so as not to subject the Recipient to the payment of any interest or tax penalty that may be imposed under Section 409A of the Code; provided, however, that the Company shall not be responsible for any such interest and tax penalties. If any provision of this Agreement or the Plan shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A of the Code, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement or the Plan, as the case may require, and this Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
(g)Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.
(h)No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Recipient is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Recipient any right to be employed or remain employed by the Company or any of its affiliates, nor limit or affect in any manner the right of the Company or any of its affiliates to terminate the employment or adjust the compensation of the Recipient.
(i)Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (i) no amendment shall materially impair the rights of the Recipient under this Agreement without the Recipient’s written consent, and (ii) the Recipient’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
(j)Adjustments. The RSU award and the number of shares issuable for the RSUs and the other terms and conditions of the award evidenced by this Agreement are subject to adjustment as provided in Section 2(p) or 11 of the Plan.
(k)Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Recipient’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Recipient’s consent to participate in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on its and his or her behalf effective the day and year first above written.

CUMULUS MEDIA INC. By: Its:	RECIPIENT: name ____________________

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